                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 4


                             Black Box Corporation
                 ----------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.001 par value
                 ----------------------------------------------
                         (Title of Class of Securities)



                                091826107
                 ----------------------------------------------
                              (CUSIP Number)



     Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                         (Continued on following pages)

                               Page 1 of 6 Pages

- -------------------------
CUSIP NO.
 091826107
- ----------------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     The Goldman Sachs Group, L.P.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

- --------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially            0
                   ------------------------
Owned By        6  Shared Voting Power
Each
Reporting               680,402
                   ------------------------
Person With     7  Sole Dispositive Power

                        0
                   ------------------------
                8  Shared Dispositive Power

                      680,402
                   ------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                    680,402
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

                    4.2%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

                    HC-PN
- --------------------------------------------------------------------------------

                               Page 2 of 6 Pages

- -------------------------
CUSIP NO.
 091826107
- ----------------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Citizenship or place of  Organization

- -----------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially            0
                   --------------------------
Owned By        6  Shared Voting Power
Each
Reporting               680,402
                   --------------------------
Person With     7  Sole Dispositive Power

                        0
                    -------------------------
                8   Shared Dispositive Power

                      680,402
                    -------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                    680,402
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

                    4.2%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

                    BD-PN-IA
- --------------------------------------------------------------------------------

                               Page 3 of 6 Pages

- -------------------------
CUSIP NO.
 091826107
- ----------------
- --------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Goldman Sachs Equity Portfolios , Inc.
                   on behalf of Goldman Sachs Small Cap Equity Fund
- --------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a) _____
                                         (b) _____
- --------------------------------------------------------------------------------
3.   SEC Use Only

- --------------------------------------------------------------------------------
4.   Citizenship or place of Organization

- --------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially             0
                   -------------------------
Owned By        6  Shared Voting Power
Each
Reporting                524,502
                   -------------------------
Person With     7  Sole Dispositive Power

                         0
                   -------------------------
                8  Shared Dispositive Power

                        524,502
                   -------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

               524,502
- --------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

- --------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

                   3.2%
- --------------------------------------------------------------------------------
12.  Type of Reporting Person

- --------------------------------------------------------------------------------

                               Page 4 of 6 Pages

Item 4.   Ownership.


     (a). Amount beneficially owned:

            See the responses(s) to Item 9 on the attached cover pages(s).

     (b). Percent of class:

            See the response(s) to Item 11 on the attached cover pages(s).

     (c). Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote:
                 See the response(s) to Item 5 on the attached cover page(s).

          (ii)   Shared power to vote or direct the vote:
                 See the response(s) to Item 6 on the attached cover page(s).

          (iii)  Sole power to dispose or to direct the disposition of:
                 See the response(s) to Item 7 on the attached cover page(s).

          (iv)   Shared power to dispose or to direct the disposition of:
                 See the response(s) to Item 8 on the attached cover page(s).



Item 10.  Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 5 of 6 Pages

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  July 9, 1996


                                     THE GOLDMAN SACHS GROUP,
                                       L.P.

                                          /s/ David B. Ford
                                     By:_______________________________________
                                      Name:  David B. Ford
                                     Title:  General Partner


                                     GOLDMAN, SACHS & CO.

                                          /s/ David B. Ford
                                     By:_______________________________________
                                      Name:  David B. Ford
                                     Title:  General Partner


                                     GOLDMAN SACHS EQUITY
                                       PORTFOLIOS, INC.
                                     on behalf of Goldman Sachs Small Cap
                                       Equity Fund

                                          /s/ Michael J. Richman
                                     By:______________________________________
                                      Name:  Michael J. Richman
                                     Title:  Secretary

                               Page 6 of 6 Pages